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                                                                  EXHIBIT 3

                               MEMORANDUM OF SALE

                             Dated December 16, 1996

               The parties to this agreement are Hanson Natural Resources Company, a Delaware general partnership ("Seller") and MHC Inc., a Delaware corporation ("Buyer"). Seller desires to sell to Buyer on this date, and Buyer desires to purchase, on the terms set forth below, 14,480,000 shares (the "Shares") of Common Stock, par value $.01 per share, of Smith Corona Corporation, a Delaware corporation ("Smith Corona"). It is therefore agreed as follows:

     1.   Sale of Shares.  On this date, Seller sold to Buyer, and Buyer
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          purchased from Seller, the Shares.  The aggregate purchase price of the Shares was based on the purchase price of $1,00, such price reflecting the fact that the share are unregistered, the absence of any trading market for the shares, Smith Corona's bankruptcy and proposed Plan or Reorganization and the risk that the shareholders of Smith Corona may receive no significant value or consideration in respect of their shareholding.

     2.   Representations and Warranties of Seller.  This agreement and the
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          Stock Power which accompanies the Shares have been duly
          authorized, executed and delivered on behalf of Seller, and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.
          Seller has transferred to Buyer good and marketable title to the Shares, free and clear of any claim, lien, security interest, or other encumbrance. Assuming the accuracy of Buyer's representations and warranties, registration of the Shares under the Securities Act of 1933 is not necessary in connection with the sale of the Shares provided for herein.

     3.   Representations and Warranties of Buyer.  This agreement has been
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          duly authorized, executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has such knowledge, sophistication and experience in financial and business matters so as to be capable to evaluating the merits and risks of the purchase of the Shares; has purchased the Shares for investment purposes; has no current intention to sell or distribute the Shares; acknowledges that the Shares have not been registered under
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          the Securities Act of 1933 and the Buyer may not sell the Shares in the United States except pursuant to a registration statement effective under the Securities Act of 133 or an exemption from registration under such Act, and in compliance with all other applicable security laws; and acknowledges that the certificate representing the Shares will bear a restrictive legend to the effect of the preceding clause of this sentence.

     4.   Assignment.  Seller hereby assigns to Buyer, and Buyer hereby
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          accepts and assumes, all rights and obligations of Seller under the Stockholders Agreement dated as of June 2, 1989 between Seller and Smith Corona.

     5.   General.  This agreement supersedes any previous agreements and
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          understandings with respect to the matters provided herein, cannot be changed or terminated orally, shall be governed by the internal laws of Delaware and may be executed in counterparts.

                                   HANSON NATURAL RESOURCES COMPANY



                                   By:  /s/ Jill Blundon
                                        -----------------------------------


                                   MHC INC.



                                   By:  /s/ George H. Hempstead, III
                                        -----------------------------------